EXHIBIT 99.1

CDW Reports Fourth Quarter and Full Year 2025 Earnings

(Dollars in millions, except per share amounts)	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	Percent Change	2025	2024	Percent Change
Net sales	$5,511.0	$5,186.0	6.3%	$22,424.1	$20,998.7	6.8%
Gross profit	$1,254.4	$1,155.3	8.6	$4,873.4	$4,602.4	5.9
Gross profit margin	22.8%	22.3%		21.7%	21.9%
Operating income	$430.7	$408.6	5.4	$1,655.6	$1,651.3	0.3
Operating income margin	7.8%	7.9%		7.4%	7.9%
Non-GAAP operating income[1]	$502.4	$499.2	0.6	$1,996.7	$1,947.0	2.6
Non-GAAP operating income margin[1]	9.1%	9.6%		8.9%	9.3%
Net income	$279.5	$264.2	5.8	$1,066.6	$1,077.8	(1.0)
Non-GAAP net income[1]	$335.6	$332.7	0.9	$1,323.0	$1,287.2	2.8
Net income per diluted share	$2.14	$1.97	8.8	$8.08	$7.97	1.3
Non-GAAP net income per diluted share[1]	$2.57	$2.48	3.8	$10.02	$9.52	5.2
Average Daily Sales[2]	$87.5	$83.6	4.6	$88.3	$82.7	6.8
[1] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America ("GAAP") are each defined and reconciled to the most directly comparable GAAP measures in the attached schedules.

[2] Defined as Net sales divided by the number of selling days. There were 63 and 62 selling days for the three months ended December 31, 2025 and 2024, respectively. There were 254 selling days for both the years ended December 31, 2025 and 2024.

VERNON HILLS, Ill., February 4, 2026 -- CDW Corporation (Nasdaq: CDW) announced today fourth quarter and year end 2025 results. CDW also announced the approval by its Board of Directors of a quarterly cash dividend of $0.630 per share, to be paid on March 10, 2026 to all stockholders of record as of the close of business on February 25, 2026.
"The team delivered a strong finish to a dynamic year, driving value and mission critical outcomes for customers across the full IT stack and lifecycle," said Christine A. Leahy, chair and chief executive officer, CDW. "Our position as a trusted advisor remains a clear differentiator, and our results highlight the resilience of our diversified customer base and the depth of our product and solutions portfolio, built on strategic investments and an unwavering focus on our customers."
"While customers continued to experience uncertain business conditions, our ability to deliver outcomes across the hardware, software, and services continuum drove strong gross profit growth and margin," said Albert J. Miralles, chief financial officer, CDW. "Strong cash flow generation through growth and disciplined working capital management enabled flexibility across our capital priorities, including M&A and returning approximately $982M to shareholders via dividends and share repurchases this year."
"In today's complex environment, our value proposition continues to strengthen as customers turn to CDW for mission-critical IT and operational needs across the full solutions stack and lifecycle, including guidance on their AI journeys. For 2026, we continue to target exceeding US IT addressable market growth by 200 to 300 basis points. To achieve this, we will maintain our laser focus on meeting the evolving needs of our more than 250,000 customers around the globe and remaining the partner of choice for more than 1,000 leading and emerging technology brands," concluded Leahy.

Fourth Quarter of 2025 Highlights:
Net sales in the fourth quarter of 2025 were $5,511 million, compared to $5,186 million in the fourth quarter of 2024, an increase of 6.3 percent. There were 63 and 62 selling days for the three months ended December 31, 2025 and 2024, respectively. On an average daily sales basis, Net sales increased 4.6 percent and Net sales on a constant currency basis increased 4.3 percent. Broadly, while economic and geopolitical uncertainty persists, the majority of our segments continued to experience improved customer spending during the fourth quarter of 2025. This increase in customer demand drove Net sales growth primarily in software, notebooks/mobile devices, and services. The fourth quarter of 2025 Net sales performance, on an average daily sales basis, included:
•Corporate segment Net sales of $2,370 million, 0.6 percent lower than 2024.
•Small Business segment Net sales of $457 million, 18.4 percent higher than 2024.
•Public segment Net sales of $2,016 million, 7.0 percent higher than 2024. Public segment results were driven by increased Net sales to education, healthcare, and government customers by 12.9 percent, 4.6 percent, and 4.3 percent, respectively.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $669 million, 8.4 percent higher than 2024.
Gross profit in the fourth quarter of 2025 was $1,254 million, compared to $1,155 million in the fourth quarter of 2024, representing an increase of 8.6 percent due to higher Net sales and Gross profit margin. Gross profit margin was 22.8 percent in the fourth quarter of 2025 compared to 22.3 percent in the fourth quarter of 2024. The increase in Gross profit margin is primarily attributed to higher contribution of netted down revenue.
Selling and administrative expenses were $824 million in the fourth quarter of 2025, compared to $747 million in the fourth quarter of 2024, representing an increase of 10.3 percent. This increase was primarily due to higher performance-based compensation and coworker-related costs.
Operating income was $431 million in the fourth quarter of 2025, compared to $409 million in the fourth quarter of 2024, representing an increase of 5.4 percent. Non-GAAP operating income was $502 million in the fourth quarter of 2025, compared to $499 million in the fourth quarter of 2024, representing an increase of 0.6 percent. Operating income margin and Non-GAAP operating income margin were 7.8 percent and 9.1 percent, respectively, in the fourth quarter of 2025 compared to 7.9 percent and 9.6 percent, respectively, in the fourth quarter of 2024.
Interest expense, net includes interest expense and interest income. Interest expense, net was $59 million in the fourth quarter of 2025, compared to $57 million in the fourth quarter of 2024, representing an increase of 3.5 percent. Interest expense, net increased due to lower interest income earned on cash balances, partially offset by decreased interest expense resulting from lower debt levels.
The effective income tax rate was 24.3 percent in the fourth quarter of 2025, compared to 24.8 percent in the fourth quarter of 2024, which resulted in income tax expense of $90 million and $87 million, respectively. The decrease in the effective income tax rate was primarily attributable to lower state taxes.
Net income was $280 million in the fourth quarter of 2025, compared to $264 million in the fourth quarter of 2024, representing an increase of 5.8 percent. Non-GAAP net income was $336 million in the fourth quarter of 2025, compared to $333 million in the fourth quarter of 2024, representing an increase of 0.9 percent.
Weighted average diluted shares outstanding were 131 million for the fourth quarter of 2025, compared to 134 million for the fourth quarter of 2024. Net income per diluted share was $2.14 in the fourth quarter of 2025, compared to $1.97 in the fourth quarter of 2024, representing an increase of 8.8 percent. Non-

GAAP net income per diluted share was $2.57 in the fourth quarter of 2025, compared to $2.48 in the fourth quarter of 2024, representing an increase of 3.8 percent.
Full Year 2025 Highlights:
Net sales in 2025 were $22,424 million, compared to $20,999 million in 2024, an increase of 6.8 percent. There were 254 selling days for both the years ended December 31, 2025 and 2024. Net sales on a constant currency basis increased 6.6 percent. Broadly, while economic and geopolitical uncertainty persists, all of our segments continued to experience improved customer spending during the year. This increase in customer demand drove Net sales growth across notebooks/mobile devices, software, desktops, services, and netcomm products. Full year Net sales performance included:
•Corporate segment Net sales of $9,442 million, 6.8 percent higher than 2024.
•Small Business segment Net sales of $1,727 million, 13.3 percent higher than 2024.
•Public segment Net sales of $8,535 million, 4.6 percent higher than 2024. Public results were driven by increased Net sales to healthcare and government customers of 13.3 percent and 4.1 percent, respectively, while Net sales to education customers decreased 1.8 percent.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $2,720 million, 9.7 percent higher than 2024.
Gross profit was $4,873 million in 2025, compared to $4,602 million for 2024, representing an increase of 5.9 percent due to higher Net sales, partially offset by lower Gross profit margin. Gross profit margin was 21.7 percent in 2025 compared to 21.9 percent in 2024. The decrease in Gross profit margin was primarily driven by decreased rates in certain hardware categories.
Selling and administrative expenses were $3,218 million in 2025, compared to $2,951 million in 2024, representing an increase of 9.0 percent. This increase was primarily driven by higher performance-based compensation, transformation related costs, and coworker-related costs.
Operating income was $1,656 million in 2025, compared to $1,651 million in 2024, representing an increase of 0.3 percent. Non-GAAP operating income was $1,997 million in 2025, compared to $1,947 million for 2024, representing an increase of 2.6 percent. Operating income margin and Non-GAAP operating income margin were 7.4 percent and 8.9 percent, respectively, for 2025 compared to 7.9 percent and 9.3 percent, respectively, for 2024.
Interest expense, net includes interest expense and interest income. Interest expense, net was $227 million in 2025, compared to $215 million in 2024, representing an increase of 6.0 percent. Interest expense, net increased primarily due to lower interest income earned on cash balances.
The effective income tax rate was 25.3 percent in 2025, compared to 24.9 percent in 2024, which resulted in income tax expense of $361 million and $358 million, respectively. The increase in the effective income tax rate is primarily attributable to lower excess tax benefits on equity-based compensation.
Net income was $1,067 million in 2025, compared to $1,078 million in 2024, representing a decrease of 1.0 percent. Non-GAAP net income was $1,323 million in 2025, compared to $1,287 million in 2024, representing an increase of 2.8 percent.
Weighted average diluted shares outstanding were 132 million in 2025, compared to 135 million in 2024. Net income per diluted share was $8.08 in 2025, compared to $7.97 in 2024, representing an increase of 1.3 percent. Non-GAAP net income per diluted share was $10.02 in 2025, compared to $9.52 in 2024, representing an increase of 5.2 percent.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, growth, developments, and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this report.
These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “potential,” “predict,” “project,” “target,” and similar terms and phrases or future or conditional verbs such as “could,” “may,” “should,” “will,” and “would.” However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions, and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions, or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.
Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other US Securities and Exchange Commission (“SEC”) filings and public communications.
These factors include, among others:
•relationships with our vendor partners and wholesale distributors and the terms of their agreements;
•the ability of vendor partners, wholesale distributors, and third-party providers to fulfill their responsibilities and commitments and our reliance on certain key vendor partners and wholesale distributors;
•our dependence on the continued innovations in technology by our vendor partners;
•the use or capabilities of artificial intelligence and the challenges related to its adoption;
•substantial competition that could reduce our market share;
•the continuing development, maintenance, and operation of our information technology (“IT”) systems;
•potential breaches of data security and failure to protect our IT systems from cybersecurity threats;
•potential failures to provide high-quality services to our customers;
•potential losses of any key personnel, significant increases in labor costs, or ineffective workforce management;
•potential service failures or disruptions related to outsourcing arrangements with certain business processes;
•potential adverse occurrences at one of our primary facilities or third-party data centers, including as a result of climate change;
•increases in the cost of commercial delivery services or disruptions of those services;
•exposure to accounts receivable and inventory risks;
•the costs and risks associated with, and the successful and timely execution and effects of, strategic investments or acquisitions or entry into joint ventures including our ability to align our investment efforts with our strategic goals;
•the volatility and rapidly changing state of the technology industry, and any resulting volatility in the market price of our stock;
•the costs and risks associated with, and the successful and timely execution and effects of, our existing and any future business opportunities, expansions, initiatives, strategies, investments, and plans;
•fluctuations in foreign currency and our operating results;

•global and regional economic and political conditions, including the impact of inflationary pressures and the level of interest rates;
•decreases, delays, or changes in spending on technology products and services, including impacts of adverse changes in government spending and funding policies, federal procurement policies, and US government shutdowns;
•potential disruptions in the supply of products from our suppliers, including capacity limitations and cost increases resulting from heightened demand related to AI workloads;
•potential failures to comply with public sector contracts or applicable laws and regulations;
•current and future legal proceedings, investigations, and audits, including intellectual property infringement claims;
•potential failure to comply with complex and evolving laws and regulations applicable to our operations or to meet sometimes conflicting stakeholder expectations on environmental sustainability and corporate responsibility matters;
•our level of indebtedness and the obligations imposed by agreements and instruments relating to our indebtedness;
•fluctuations in the market price and trading volumes of our common stock and changes in, or the discontinuation of, our share repurchase program or dividend payments; and
•other risk factors or uncertainties identified from time to time in our filings with the SEC.
All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by those cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this report in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this report are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial condition that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures used by management may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
Our non-GAAP performance measures include Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share, and Net sales on a constant currency basis, and our non-GAAP financial condition measures include Free cash flow and Adjusted free cash flow. These non-GAAP performance measures and non-GAAP financial condition measures are collectively referred to as “non-GAAP financial measures.” The GAAP measures most directly comparable to Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share, and Net sales on a constant currency basis are Operating income, Operating income margin, Net income, Net income per diluted share, and Net sales, respectively. The GAAP measure most directly comparable to Free cash flow and Adjusted free cash flow is Net cash provided by operating activities.
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated payroll taxes, acquisition and integration expenses, transformation initiatives, and workplace optimization. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-

GAAP net income and Non-GAAP net income per diluted share exclude, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated payroll taxes, acquisition and integration expenses, transformation initiatives, workplace optimization, and their associated income tax effects. Net sales on a constant currency basis is defined as Net sales excluding the impact of foreign currency translation on Net sales. Free cash flow is defined as Net cash provided by operating activities less capital expenditures. Adjusted free cash flow is defined as Free cash flow adjusted to include certain cash flows from financing activities incurred in the normal course of operations or as capital expenditures.
We believe our non-GAAP financial measures provide analysts, investors, and management with useful information regarding the underlying operating performance of our business, as they remove the impact of items that management believes are not reflective of underlying operating performance. Management uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. We also present non-GAAP financial condition measures as we believe they provide analysts, investors, and management with more information regarding our liquidity and capital resources. Certain non-GAAP financial measures are also used to determine certain components of performance-based compensation.
Our outlook includes non-GAAP financial measures because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of our underlying performance, such as refinancing activities or acquisition and integration expenses.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.
About CDW
CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education, and healthcare customers in the United States, the United Kingdom, and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW helps its customers to navigate an increasingly complex IT market and maximize return on their technology investments. For more information about CDW, please visit www.CDW.com.
Webcast
CDW Corporation will hold a conference call today, February 4, 2026 at 7:30 a.m. CT/8:30 a.m. ET to discuss its fourth quarter and full year financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries	Media Inquiries
Steven O'Brien	Sara Granack
Senior Vice President, Investor Relations	Vice President, Corporate Communications
(847) 968-0238	(847) 419-7411
investorrelations@cdw.com	mediarelations@cdw.com
CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	Percent Change	2025	2024	Percent Change
	(unaudited)	(unaudited)		(unaudited)
Net sales	$5,511.0	$5,186.0	6.3%	$22,424.1	$20,998.7	6.8%
Cost of sales	4,256.6	4,030.7	5.6	17,550.7	16,396.3	7.0
Gross profit	1,254.4	1,155.3	8.6	4,873.4	4,602.4	5.9

Selling and administrative expenses	823.7	746.7	10.3	3,217.8	2,951.1	9.0
Operating income	430.7	408.6	5.4	1,655.6	1,651.3	0.3

Interest expense, net	(58.5)	(56.5)	3.5	(227.4)	(214.5)	6.0
Other income (expense), net	(3.1)	(0.6)	*nm	(0.8)	(1.4)	*nm
Income before income taxes	369.1	351.5	5.0	1,427.4	1,435.4	(0.6)

Income tax expense	(89.6)	(87.3)	2.6	(360.8)	(357.6)	0.9

Net income	$279.5	$264.2	5.8%	$1,066.6	$1,077.8	(1.0)%

Net income per common share:
Basic	$2.15	$1.98	8.4%	$8.13	$8.06	0.9%
Diluted	$2.14	$1.97	8.8%	$8.08	$7.97	1.3%

Weighted-average common shares outstanding:
Basic	130.0	133.1		131.3	133.8
Diluted	130.6	134.4		132.1	135.2
*nm - Not meaningful

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2025	2024	Percent Change(i)	Average Daily Sales Percent Change(i)	2025	2024	Percent Change(i)
	(unaudited)	(unaudited)			(unaudited)
Corporate	$2,369.5	$2,344.9	1.0%	(0.6)%	$9,442.4	$8,837.2	6.8%

Small Business	457.0	380.0	20.3	18.4	1,726.7	1,523.5	13.3

Public:
Government	650.5	613.5	6.0	4.3	2,589.5	2,486.9	4.1
Education	639.3	557.4	14.7	12.9	3,109.6	3,167.3	(1.8)
Healthcare	725.8	683.1	6.3	4.6	2,836.1	2,503.5	13.3
Total Public	2,015.6	1,854.0	8.7	7.0	8,535.2	8,157.7	4.6

Other	668.9	607.1	10.2	8.4	2,719.8	2,480.3	9.7

Total Net sales	$5,511.0	$5,186.0	6.3%	4.6%	$22,424.1	$20,998.7	6.8%

(i)There were 63 and 62 selling days for the three months ended December 31, 2025 and 2024, respectively. There were 254 selling days for both the years ended December 31, 2025 and 2024. Average Daily Sales is defined as Net sales divided by the number of selling days.

CDW CORPORATION AND SUBSIDIARIES
TIMING OF REVENUE RECOGNITION
(dollars in millions)

	Three Months Ended December 31, 2025
(unaudited)	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$1,964.9	$388.6	$1,732.8	$563.8	$4,650.1
Transferred at a point in time where CDW is agent	224.3	50.2	142.9	34.9	452.3
Transferred over time where CDW is principal	180.3	18.2	139.9	70.2	408.6
Total Net sales	$2,369.5	$457.0	$2,015.6	$668.9	$5,511.0

	Three Months Ended December 31, 2024
(unaudited)	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$1,959.5	$328.6	$1,615.4	$507.9	$4,411.4
Transferred at a point in time where CDW is agent	221.6	36.4	124.2	31.3	413.5
Transferred over time where CDW is principal	163.8	15.0	114.4	67.9	361.1
Total Net sales	$2,344.9	$380.0	$1,854.0	$607.1	$5,186.0

	Year Ended December 31, 2025
(unaudited)	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$7,893.3	$1,495.1	$7,422.1	$2,286.1	$19,096.6
Transferred at a point in time where CDW is agent	840.6	166.3	559.9	156.4	1,723.2
Transferred over time where CDW is principal	708.5	65.3	553.2	277.3	1,604.3
Total Net sales	$9,442.4	$1,726.7	$8,535.2	$2,719.8	$22,424.1

	Year Ended December 31, 2024
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$7,369.0	$1,325.6	$7,176.7	$2,101.7	$17,973.0
Transferred at a point in time where CDW is agent	807.1	146.7	526.9	126.9	1,607.6
Transferred over time where CDW is principal	661.1	51.2	454.1	251.7	1,418.1
Total Net sales	$8,837.2	$1,523.5	$8,157.7	$2,480.3	$20,998.7

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31, 2025	December 31, 2024
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$618.7	$503.5
Short-term investments	—	214.2
Accounts receivable, net of allowance for credit losses of $65.2 and $43.3, respectively	6,312.4	5,135.8
Merchandise inventory	563.4	605.3
Miscellaneous receivables	554.0	509.9
Prepaid expenses and other	452.0	404.4
Total current assets	8,500.5	7,373.1

Operating lease right-of-use assets	136.7	120.2
Property and equipment, net	171.5	192.0
Goodwill	4,662.3	4,620.4
Other intangible assets, net	1,186.4	1,356.6
Accounts receivable and other assets, noncurrent	1,370.8	1,016.1
Total assets	$16,028.2	$14,678.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$4,220.1	$3,381.3
Accounts payable - inventory financing	352.6	355.2
Current maturities of long-term debt	1,007.5	235.8
Contract liabilities	534.0	491.0
Accrued expenses and other liabilities	1,111.9	1,011.1
Total current liabilities	7,226.1	5,474.4

Long-term liabilities:
Debt	4,622.3	5,607.0
Deferred income taxes	171.8	167.4
Operating lease liabilities	157.8	149.1
Accounts payable and other liabilities	1,244.1	927.8
Total long-term liabilities	6,196.0	6,851.3

Total stockholders’ equity	2,606.1	2,352.7
Total liabilities and stockholders’ equity	$16,028.2	$14,678.4

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	December 31, 2025	December 31, 2024
Debt and Revolver Availability
Cash and cash equivalents	$618.7	$503.5
Short-term investments	—	214.2
Total debt	5,629.8	5,842.8
Net debt(i)	5,011.1	5,125.1
Revolver availability	1,925.8	1,244.1
Cash plus revolver availability	2,544.5	1,747.6

Working Capital(ii)
Days of sales outstanding	95	84
Days of supply in inventory	11	13
Days of purchases outstanding	(90)	(79)
Cash conversion cycle	16	18
(i)Defined as Total debt minus Cash and cash equivalents and Short-term investments.
(ii)Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)

	Year Ended December 31,
	2025	2024
	(unaudited)
Net cash provided by operating activities	$1,205.2	$1,277.3

Capital expenditures	(117.1)	(122.6)
Net change in short-term investments	211.1	(211.1)
Acquisitions of businesses, net of cash acquired	(21.5)	(323.9)
Other	(2.3)	(1.6)
Net cash provided by (used in) investing activities	70.2	(659.2)

Net change in accounts payable - inventory financing	(2.6)	(75.7)
Other cash flows used in financing activities	(1,181.9)	(611.2)
Net cash used in financing activities	(1,184.5)	(686.9)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	20.3	(12.2)
Net increase (decrease) in cash, cash equivalents and restricted cash	111.2	(81.0)
Cash, cash equivalents, and restricted cash - beginning of period(i)	507.7	588.7
Cash, cash equivalents, and restricted cash - end of period(i)	$618.9	$507.7

Supplementary disclosure of cash flow information:
Interest paid	$(234.3)	$(217.5)
Income taxes paid, net	$(326.0)	$(398.6)
(i)    Restricted cash is presented within Prepaid expenses and other on the Consolidated Balance Sheets, as applicable.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share, and Net sales on a constant currency basis for the three months and years ended December 31, 2025 and 2024 below. In addition, a reconciliation of Free cash flow and Adjusted free cash flow is included for the years ended December 31, 2025 and 2024.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2025	Percent of Net sales	2024	Percent of Net sales	2025	Percent of Net sales	2024	Percent of Net sales
Operating income, as reported	$430.7	7.8%	$408.6	7.9%	$1,655.6	7.4%	$1,651.3	7.9%
Amortization of intangibles(i)	42.2		37.7		169.8		150.9
Equity-based compensation	12.5		13.9		83.6		64.7
Transformation initiatives(ii)	13.8		11.7		57.9		34.8
Acquisition and integration expenses	1.6		10.1		7.6		12.2
Workplace optimization(iii)	0.7		15.9		16.2		25.4
Other adjustments	0.9		1.3		6.0		7.7
Non-GAAP operating income	$502.4	9.1%	$499.2	9.6%	$1,996.7	8.9%	$1,947.0	9.3%
(i)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts, and trade names.
(ii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.
(iii)Includes costs related to workforce reductions and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended December 31,
	2025				2024
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate
GAAP, as reported	$369.1	$(89.6)	$279.5	24.3%	$351.5	$(87.3)	$264.2	24.8%
Amortization of intangibles(ii)	42.2	(10.9)	31.3		37.7	(9.8)	27.9
Equity-based compensation	12.5	(1.5)	11.0		13.9	(3.3)	10.6
Transformation initiatives(iii)	13.8	(3.5)	10.3		11.7	(3.1)	8.6
Acquisition and integration expenses	1.6	(0.4)	1.2		10.1	(1.6)	8.5
Workplace optimization(iv)	0.7	(0.2)	0.5		15.9	(4.1)	11.8
Other adjustments	2.7	(0.9)	1.8		1.4	(0.3)	1.1
Non-GAAP	$442.6	$(107.0)	$335.6	24.2%	$442.2	$(109.5)	$332.7	24.8%

Net income per diluted share, as reported			$2.14				$1.97
Non-GAAP net income per diluted share			$2.57				$2.48
Shares used in computing GAAP and Non-GAAP net income per diluted share			130.6				134.4
(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.
(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts, and trade names.
(iii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.
(iv)Includes costs related to workforce reductions and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Year Ended December 31,
	2025				2024
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate
GAAP, as reported	$1,427.4	$(360.8)	$1,066.6	25.3%	$1,435.4	$(357.6)	$1,077.8	24.9%
Amortization of intangibles(ii)	169.8	(44.1)	125.7		150.9	(39.2)	111.7
Equity-based compensation	83.6	(19.1)	64.5		64.7	(26.7)	38.0
Transformation initiatives(iii)	57.9	(15.0)	42.9		34.8	(9.1)	25.7
Acquisition and integration expenses	7.6	(2.0)	5.6		12.2	(2.1)	10.1
Workplace optimization(iv)	16.2	(4.2)	12.0		25.4	(6.6)	18.8
Other adjustments	7.8	(2.1)	5.7		6.9	(1.8)	5.1
Non-GAAP	$1,770.3	$(447.3)	$1,323.0	25.3%	$1,730.3	$(443.1)	$1,287.2	25.6%

Net income per diluted share, as reported			$8.08				$7.97
Non-GAAP net income per diluted share			$10.02				$9.52
Shares used in computing GAAP and Non-GAAP net income per diluted share			132.1				135.2
(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.
(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts, and trade names.
(iii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.
(iv)Includes costs related to workforce reductions and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NET SALES ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2025	2024	Percent Change(i)	Average Daily Percent Change(i)	2025	2024	Percent Change(i)
Net sales, as reported	$5,511.0	$5,186.0	6.3%	4.6%	$22,424.1	$20,998.7	6.8%
Foreign currency translation(ii)	—	15.4			—	33.4
Net sales, on a constant currency basis	$5,511.0	$5,201.4	6.0%	4.3%	$22,424.1	$21,032.1	6.6%
(i)There were 63 and 62 selling days for the three months ended December 31, 2025 and 2024, respectively. There were 254 selling days for both the years ended December 31, 2025 and 2024. Average Daily Sales is defined as Net sales divided by the number of selling days.
(ii)Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(dollars in millions)
(unaudited)

	Year Ended December 31,
	2025	2024
Net cash provided by operating activities	$1,205.2	$1,277.3
Capital expenditures	(117.1)	(122.6)
Free cash flow	1,088.1	1,154.7
Net change in accounts payable - inventory financing	(2.6)	(75.7)
Adjusted free cash flow(i)	$1,085.5	$1,079.0

(i)Defined as Net cash provided by operating activities less Capital expenditures, adjusted to include cash flows from financing activities that relate to the purchase of inventory.